EXHIBIT 10.34
MERCANTILE BANK OF MICHIGAN
AMENDED AND RESTATED
EXECUTIVE DEFERRED COMPENSATION AGREEMENT
     THIS AMENDED AND RESTATED EXECUTIVE DEFERRED COMPENSATION AGREEMENT is made this 18th day of November, 2006, by and between MERCANTILE BANK OF MICHIGAN (the “Company”), a state-chartered commercial bank located in Grand Rapids, Michigan and (the “Executive”), and is effective on January 1, 2005 (the “Agreement”).
     This Agreement amends and restates the prior Executive Deferred Compensation Agreement between the Company and the Executive dated March 1, 2002.
     The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act (“ERISA”).
Article 1
Definitions
     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
1.19	“Anniversary Date” means December 31 of each year.

1.20	“Base Salary” shall mean the annual cash compensation relating to services performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, and other fees, and automobile and other allowances paid to an Executive for employment services rendered (whether or not such allowances are included in the Executive’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Executive pursuant to all qualified or non-qualified plans of the Company and shall be calculated to include amounts not otherwise included in the Executive’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Company; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Executive.

1.21	“Beneficiary” means each designated person, or the estate of a deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 6.

1.22	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.23	“Board” means the Board of Directors of the Company as from time to time constituted.

1.24	“Bonus” means the cash bonus, if any, awarded to the Executive for services performed during the Plan Year and that does not qualify as Performance-Based Compensation.

1.25	“Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Section 409A of the Code and regulations thereunder.

1.26	“Code” means the Internal Revenue Code of 1986, as amended.

1.27	“Compensation” means the total Base Salary, Bonus and Performance-Based Compensation that would be paid to an Executive during a Plan Year, absent deferrals, less FICA taxes associated with such Base Salary, Bonus and Performance-Based Compensation.

1.28	“Crediting Rate” means the Wall Street Journal Prime Rate adjusted quarterly on January 1, April 1, July 1 and October 1 of each year, compounded monthly.

1.29	“Deferral Account” means the Company’s accounting of the Executive’s accumulated Deferrals, plus accrued interest.

1.30	“Deferrals” means the amount of the Compensation which the Executive elects to defer according to this Agreement.

1.31	“Deferral Election Forms” means the forms established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate the amounts of the Deferrals.

1.32	“Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering executives of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering executives of the Company. The Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination upon the request of the Plan Administrator.

1.33	“Distribution Election Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate the time and form of distribution.

1.34	“Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or within twelve (12) months following a Change in Control.

1.35	“Effective Date” means March 1, 2002.

1.36	“Normal Retirement Age” means the Executive attaining age sixty-two (62).

1.37	“Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.38	“Performance-Based Compensation” means the cash bonus, if any, awarded to the Executive that qualifies as “performance-based compensation” under Section 409A of the Code and the regulations thereunder.

1.39	“Plan Administrator” means the plan administrator described in Article 8.

1.40	“Plan Year” means the calendar year.

1.41	“Separation from Service” means the termination of the Executive’s employment with the Company for reasons other than death or Disability. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination. A termination of employment will not be considered a Separation from Service if:

(a)	the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)	the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).
1.42	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

1.43	“Termination for Cause” has that meaning set forth in Section 7.1.

1.44	“Unforeseeable Emergency” means a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Executive, loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.
Article 2
Deferral Election
2.1	Elections Generally. The Participant may file annually Base Salary, Bonus and Performance-Based Compensation Deferral Election Forms with the Plan Administrator no later than:
(a)	For Base Salary and Bonus, the end of the Plan Year preceding the Plan Year in which services leading to such Base Salary and Bonus will be performed; and

(b)	For any payment that is determined to be Performance-Based Compensation, no later than six months before the end of the service period for such Performance-Based Compensation.
2.2	Initial Election. After being notified by the Plan Administrator of becoming eligible for participation in the Agreement, the Executive may make an initial deferral election under this Agreement by delivering to the Plan Administrator a signed Deferral Election Form(s) and Beneficiary Designation Form within thirty (30) days of becoming eligible. The Deferral Election Form(s) shall set forth the amount of Base Salary, Bonus and Performance-Based Compensation to be deferred. However, if the Executive was eligible to participate in any other account balance plans sponsored by the Company (as referenced in Section 409A of the Code or the regulations thereunder) prior to becoming eligible to participate in this Agreement, (i) the initial election to defer Base Salary and Bonus under this Agreement shall not be effective until the Plan Year following the Plan Year in which the Executive became eligible to participate in this Agreement, and (ii) any election to defer a Bonus that is determined to be Performance-Based Compensation shall be effective immediately if made more than six (6) months prior to the end of the period to which the Performance-Based Compensation relates, otherwise it too shall be effective beginning the Plan Year following the Plan Year in which the Executive became eligible to participate in this Agreement.

Article 3
Deferral Account
3.1	Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Executive and shall credit to the Deferral Account the following amounts:
3.1.1	Deferrals. The Compensation deferred by the Executive as of the time the Compensation would have otherwise been paid to the Executive.

3.1.2	Interest.
(a)	On the last day of each month and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Agreement, interest shall be credited on the Deferral Account at an annual rate equal to the Crediting Rate, compounded monthly.

(b)	On the last day of each month during any applicable installment period, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to the Crediting Rate, compounded monthly. The Board in its sole discretion, may change the rate in this Section 3.1.2(b) only prior to commencement of installment distributions.
3.2	Statement of Accounts. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after each Anniversary Date, a statement setting forth the Deferral Account balance.

3.3	Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Executive is a general unsecured creditor of the Company for the distribution of benefits. The benefits represent the mere Company promise to pay such benefits. The Executive’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors.
Article 4
Distributions During Lifetime
4.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 4.1 in lieu of any other benefit under this Article.
4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Normal Retirement Date.

4.1.2	Distribution of Benefit. The Company shall pay the benefit to the Executive as elected by the Executive on the Distribution Election Form commencing within thirty (30) days following the Normal Retirement Date.
4.2	Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Article.
4.2.1	Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at Separation from Service.

4.2.2	Distribution of Benefit. The Company shall pay the benefit to the Executive as elected by the Executive on the Distribution Election Form commencing within thirty (30) days following Separation from Service.
4.3	Disability Benefit. If the Executive experiences a Disability which results in Separation from Service prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Article.

4.3.1	Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at Separation from Service.

4.3.2	Distribution of Benefit. The Company shall pay the benefit to the Executive as elected by the Executive on the Distribution Election Form commencing within thirty (30) days following Separation from Service due to Disability
4.4	Change in Control Benefit. Upon a Change in Control followed within 12 months by Separation for Service, the Company shall pay to the Executive the benefit described in this Section 4.4 in lieu of any other benefit under this Article.
4.4.1	Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance at Separation from Service.

4.4.2	Distribution of Benefit. The Company shall pay the benefit to the Executive as elected by the Executive on the Distribution Election Form commencing within thirty (30) days following Separation of Service.
4.5	Hardship Distribution. Upon the Board of Director’s determination (following petition by the Executive) that the Executive has suffered an Unforeseeable Emergency, the Company shall distribute to the Executive all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.

4.6	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee under Section 409A of the Code and regulations thereunder, benefit distributions that qualify as a “separation from service” under Section 409A of the Code and regulations thereunder may not commence earlier than six (6) months after the date of such separation from service.

4.7	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Deferral Account balance into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Deferral Account balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

4.8	Change in Form or Timing of Distributions. For distribution of benefits under Article 4, Participant may elect to delay the timing or change the form of distributions by submitting the appropriate Election Form(s) to the Plan Administrator. Any such elections:
(a)	may not accelerate the time or schedule of any distribution, except as provided by Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits payable under Sections 4.1, 4.2, 4.3 and 4.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.
Article 5
Distributions at Death
5.1	Death During Active Service. If the Executive dies while in active service to the Company, the Company shall pay to the Beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.
5.1.1	Amount of Benefit. The benefit under this Section 5.1 is the Deferral Account balance at the Executive’s date of death.

5.1.2	Distribution of Benefit. The Company shall pay the benefit to the Beneficiary in the manner elected by the Executive on the Election Form commencing within thirty (30) days following receipt by the Company of the Executive’s death certificate.

5.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall pay to the Beneficiary the remaining benefits at the same time and in the same amounts as they would have been paid to the Executive had the Executive survived.

5.3	Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Company shall pay to the Beneficiary the same benefits to which the Executive was entitled prior to death except that the benefit distributions shall commence within thirty (30) days following the Executive’s death.
Article 6
Beneficiaries
6.1	Beneficiary. Each Executive shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Agreement to a Beneficiary upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Company in which the Executive participates.

6.2	Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4	No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

6.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.
Article 7
General Limitations
7.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is in excess of the Deferrals (i.e., Deferral Account minus interest credited thereon) if Executive’s service is terminated by the Board for:

(a)	Gross negligence or gross neglect of duties to the Company; or

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s service to the Company; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s service and resulting in an adverse effect on the Company;

(d)	Issuance of a final removal or prohibition order issued by a state or federal banking agency with jurisdiction over the Company;

(e)	Suicide within two (2) years after the date of this Agreement; or

(f)	Material misstatement of fact on an employment application or resume provided to the Company.
7.2	No Withdrawal Election. Except as expressly provided herein, the Executive may not elect, at any time, to withdraw any portion of the Deferral Account balance.
Article 8
Administration of Agreement
8.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

8.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4	Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5	Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the Compensations of its Executives, the date and circumstances of the retirement, Disability, death or Separation from Service of its Executives, and such other pertinent information as the Plan Administrator may reasonably require.
Article 9
Claims and Review Procedures
9.1	Claims Procedure. The Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:
9.1.1	Initiation — Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

9.1.2	Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

9.1.3	Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(e)	The specific reasons for the denial,

(f)	A reference to the specific provisions of the Agreement on which the denial is based,

(g)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(h)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(i)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
9.2	Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:
9.2.1	Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

9.2.2	Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

9.2.3	Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4	Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

9.2.5	Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(d)	The specific reasons for the denial,

(e)	A reference to the specific provisions of the Agreement on which the denial is based,

(f)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(g)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 10
Amendments and Termination
10.1	Amendment. This Agreement may be amended only by a written agreement signed by the Company and the Executive. Provided, however, that the Company may amend this Agreement to conform with written directives to the Company from its banking regulators.

10.2	Termination. This Agreement may be terminated only by a written agreement signed by the Company and the Executive. Upon such termination, the Deferral Account balance shall be paid to the Executive in a lump sum within thirty (30) days following the earlier of:
(a)	Separation from Service;

(b)	Death; or

(c)	Such time as permitted by Section 409A of the Code and the regulations thereunder.
Article 11
Miscellaneous
11.1	Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees.

11.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain an executive of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an executive nor interfere with the Executive’s right to separate from service at any time.

11.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4	Tax Withholding. The Company shall withhold any taxes that are required to be withheld, under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. Executive acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

11.5	Applicable Law. The Agreement, and all rights hereunder shall be governed by the laws of the State of Michigan, except to the extent preempted by the laws of the United States of America.

11.6	Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Company to which the Executive and the Beneficiary have no preferred or secured claim.

11.7	Reorganization. The Company shall not merge or consolidate into or with another Company, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

11.8	Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of (i) this Agreement other than those specifically set forth herein.

11.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

11.10	Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, provided that such alternative acts do not violate Section 409A of the Code.

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.13	Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.
Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.
          IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement as of                     , 2006.

Executive:	Company:

MERCANTILE BANK OF MICHIGAN

By:

Title:

Base Salary Election for Plan Year

Amount of Deferral

   [initial and complete one]

I elect to defer [option: % or $ ] of my Base Salary (amount not to exceed [option: % or $ ] ).

I elect not to defer any of my Base Salary.

Printed Name:

Signature:

Date:

Received by the Plan Administrator this                 day of                               , 200     .

By:

Title:

Bonus Election for Plan Year

Amount of Deferral

   [initial and complete one]

I elect to defer [option: % or $ ] of my Bonus (amount not to exceed [option: % or $ ] ).

I elect not to defer any of my Bonus.

Printed Name:

Signature:

Date:

Received by the Plan Administrator this                 day of                               , 200     .

By:

Title:

Performance-Based Compensation Election for Plan Year

Amount of Deferral

   [initial and complete one]

I elect to defer [option: % or $ ] of my Performance-Based Compensation (amount not to exceed [option: % or $ ] ).

I elect not to defer any of my Performance-Based Compensation.

Printed Name:

Signature:

Date:

Received by the Plan Administrator this                 day of                               , 200     .

By:

Title:

CHANGE IN ELECTION
Form and Timing of Distributions

Benefit		Distribution of Benefit

	Lump Sum (Initial)	Equal Monthly Installments for the number of months shown, not to exceed months. (Initial and indicate number of months)

§ 4.1.2—Normal Retirement Benefit
§4.2.2—Early Termination Benefit
§ 4.3.2—Disability Benefit
§ 4.4.2—Change of Control Benefit
Article 5—Death Benefit

Printed Name:

Signature:

Date:

Received by the Plan Administrator this                 day of                               , 2

By:

Title:

Any change in the form or timing of distributions is subject to the following requirements:
(iv)	The change will not take effect until 12 months following the date it is received by the Plan Administrator;

(v)	Distributions (except distributions on death, disability and emergency) must be delayed at least 5 years from the date the distributions otherwise would have been made; and

(vi)	Any election related to distribution at a specified time or pursuant to a fixed schedule must be made 12 months prior to the date the distribution is scheduled to be paid.

BENEFICIARY DESIGNATION FORM

{ }	New Designation
{ }	Change in Designation
I,                                                             , designate the following as Beneficiary under the Plan:

Primary:

%

%

Contingent:

%

%

Notes:
•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of _[your name]_”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.
I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	Date:

Received by the Plan Administrator this                 day of                               , 2

By:

Title: